AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 6, 2020

Registration No. 333-192331

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 18 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pacific Oak Strategic Opportunity REIT II, Inc.

(Pacific Oak SOR II, LLC, as successor by merger to Pacific Oak Strategic Opportunity REIT II, Inc.)

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation or organization)

46-2822978

(I.R.S. Employer Identification Number)

c/o Pacific Oak Strategic Opportunity REIT, Inc.

11766 Wilshire Blvd., Suite 1670

Los Angeles, California 90025

(424) 208-8100

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

c/o Pacific Oak Strategic Opportunity REIT, Inc.

Keith D. Hall

Chief Executive Officer

11766 Wilshire Blvd., Suite 1670

Los Angeles, California 90025

(424) 208-8100

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Robert H. Bergdolt, Esq.

Christopher R. Stambaugh, Esq.

DLA Piper LLP (US)

4141 Parklake Avenue, Suite 300

Raleigh, North Carolina 27612-2350

(919) 786-2000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller Reporting Company	☒

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

This Post-Effective Amendment No. 18 to the Registration Statement on Form S-3 (Registration No. 333-192331) shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933.

DEREGISTRATION OF SHARES OF COMMON STOCK

This Post-Effective Amendment No. 18 amends the Registration Statement on Form S-11, File No. 333-192331 (the “Registration Statement”) of Pacific Oak Strategic Opportunity REIT II, Inc. (the “Company”), which was originally declared effective by the Staff on August 12, 2014 and subsequently amended by Post-Effective Amendment No. 17 to Form S-11 on Form S-3, filed on November 28, 2018, that registered up to 76,366,006 shares of the Company’s Class A and Class T common stock, par value $0.01 per share (“Common Stock”), to be sold pursuant to the Company’s dividend reinvestment plan.

Effective October 5, 2020, pursuant to the Agreement and Plan of Merger, dated as of February 19, 2020, by and among the Company, Pacific Oak Strategic Opportunity REIT, Inc. (“POSOR I”), and Pacific Oak SOR II, LLC, an indirect subsidiary of POSOR I (“Merger Sub”), the Company merged with and into Merger Sub (the “Merger”), at which time the separate corporate existence of the Company ended.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration 75,295,686 shares of Common Stock registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Pacific Oak SOR II, LLC, as successor by merger to the Registrant, certifies that it has reasonable grounds to believe that the Registrant meets all of the requirements for filing on Form S-3 and the Registrant has duly caused this post-effective amendment to the Registration Statement to be signed on the Registrant’s behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on October 6, 2020.

PACIFIC OAK SOR II, LLC (as successor by merger to Pacific Oak Strategic Opportunity REIT II, Inc.)

By: PACIFIC OAK SOR II HOLDINGS, LLC, a Maryland limited liability company, its sole member

By: PACIFIC OAK SOR PROPERTIES LLC, a Delaware limited liability company, its sole member

By: PACIFIC OAK SOR (BVI) HOLDINGS, LTD., a British Virgin Islands company limited by shares, its sole member

By: PACIFIC OAK STRATEGIC OPPORTUNITY LIMITED PARTNERSHIP, a Delaware limited partnership, its sole shareholder

By: PACIFIC OAK STRATEGIC OPPORTUNITY REIT, INC., a Maryland corporation, its sole general partner

DATE: October 6, 2020	By:	/s/ Michael A. Bender
		Name:	Michael A. Bender
		Title:	Chief Financial Officer, Executive Vice President, Treasurer and Secretary